UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

Emergent BioSolutions Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

29089Q 10 5

(CUSIP Number)

March 8, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Advent Private Equity Fund III “A” Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization England

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 468,355 shares of common stock owned individually by Advent Private Equity Fund III “A” Limited Partnership and 3,168,446 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 468,355

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Advent Private Equity Fund III “B” Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization England

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 229,497 shares of common stock owned individually by Advent Private Equity Fund III “B” Limited Partnership and 3,407,304 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 229,497

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Advent Private Equity Fund III “C” Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization England

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 64,018 shares of common stock owned individually by Advent Private Equity Fund III “C” Limited Partnership and 3,572,783 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 64,018

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Advent Private Equity Fund III “D” Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization England

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 125,921 shares of common stock owned individually by Advent Private Equity Fund III “D” Limited Partnership and 3,510,880 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 125,921

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Advent Private Equity Fund III GmbH & CO KG

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 18,118 shares of common stock owned individually by Advent Private Equity Fund III GmbH & CO KG and 3,618,683 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 18,118

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Advent Private Equity Fund III Affiliates

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization England

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 15,098 shares of common stock owned individually by Advent Private Equity Fund III Affiliates and 3,621,703 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 15,098

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Advent Management III Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Scotland

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 4,530 shares of common stock owned individually by Advent Management III Limited Partnership and 3,632,271 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 4,530

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Merlin Biosciences Fund Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Jersey

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 498,722 shares of common stock owned individually by Merlin Biosciences Fund Limited Partnership and 3,138,079 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 498,722

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Merlin Biosciences Fund GbR

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 29,972 shares of common stock owned individually by Merlin Biosciences Fund GbR and 3,606,829 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 29,972

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON J.P. Morgan Partners (BHCA), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 415,381 shares of common stock owned individually by J.P. Morgan Partners (BHCA), L.P. and 3,221,420 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 415,381

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON J.P. Morgan Partners Global Investors, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 94,399 shares of common stock owned individually by J.P. Morgan Partners Global Investors, L.P. and 3,542,402 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 94,399

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON J.P. Morgan Partners Global Investors (Cayman), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 47,652 shares of common stock owned individually by J.P. Morgan Partners Global Investors (Cayman), L.P. and 3,589,149 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 47,652

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON J.P. Morgan Partners Global Investors A, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 13,689 shares of common stock owned individually by J.P. Morgan Partners Global Investors A, L.P. and 3,623,112 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 13,689

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON J.P. Morgan Partners Global Investors (Cayman) II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 5,320 shares of common stock owned individually by J.P. Morgan Partners Global Investors (Cayman) II, L.P. and 3,631,481 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 5,320

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON J.P. Morgan Partners Global Investors (Selldown), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 33,714 shares of common stock owned individually by J.P. Morgan Partners Global Investors (Selldown), L.P. and 3,603,087 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 33,714

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29089Q 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON J.P. Morgan Partners Global Investors (Selldown) II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

6.

Shared Voting Power
3,636,801 (includes both 117,054 shares of common stock owned individually by J.P. Morgan Partners Global Investors (Selldown) II, L.P. and 3,519,747 shares of common stock issued to other investment funds affiliated with Advent Venture Partners LLP, Apax WW Nominees LTD, J.P. Morgan Partners, LLC and The Merlin Biosciences Funds, all of which are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.)

	7.	Sole Dispositive Power 117,054

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,636,801

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.25%

12.	Type of Reporting Person (See Instructions) PN

Item 1.
(a)	Name of Issuer Emergent BioSolutions Inc.
(b)	Address of Issuer’s Principal Executive Offices 300 Professional Drive Suite 250 Gaithersburg, Maryland 20879

Item 2.
(a)

Name of Person Filing
Advent Private Equity Fund III “A” Limited Partnership;

Advent Private Equity Fund III “B” Limited Partnership;

Advent Private Equity Fund III “C” Limited Partnership;

Advent Private Equity Fund III “D” Limited Partnership;

Advent Private Equity Fund III GMBH & CO KG.;

Advent Private Equity Fund III Affiliates;

Advent Management III Limited Partnership;

Merlin Biosciences Fund Limited Partnership;

Merlin Biosciences Fund GbR;

J.P. Morgan Partners (BHCA), L.P.*;

J.P. Morgan Partners Global Investors, L.P.*;

J.P. Morgan Partners Global Investors (Cayman), L.P.*;

J.P. Morgan Partners Global Investors A, L.P.*;

J.P. Morgan Partners Global Investors (Cayman) II, L.P.*;

J.P. Morgan Partners Global Investors (Selldown), L.P.*; and

J.P. Morgan Partners Global Investors (Selldown) II, L.P.

(b)

Address of Principal Business Office or, if none, Residence
Advent Private Equity Fund III “A” Limited Partnership

25 Buckingham Gate

London SW1E 6LD

United Kingdom

Advent Private Equity Fund III “B” Limited Partnership

25 Buckingham Gate

London SW1E 6LD

United Kingdom

* Supplemental information relating to the ownership and control of the J.P. Morgan Partners entities filing this statement is included in Exhibit 2 attached hereto.

Advent Private Equity Fund III “C” Limited Partnership

25 Buckingham Gate

London SW1E 6LD

United Kingdom

Advent Private Equity Fund III “D” Limited Partnership 25 Buckingham Gate

London SW1E 6LD

United Kingdom

Advent Private Equity Fund III GMBH & CO KG

Theresienstrasse 6

Munich 80333

Germany

Advent Private Equity Fund III Affiliates

25 Buckingham Gate

London SW1E 6LD

United Kingdom

Advent Management III Limited Partnership

50 Lothian Road, Festival Square

Edinburgh EH3 9WJ

United Kingdom

Merlin Biosciences Fund Limited Partnership

La Motte Chambers

La Motte Street

St. Helier

Jersey JE1 1BJ

United Kingdom

Merlin Biosciences Fund GbR

La Motte Chambers

La Motte Street

St. Helier

Jersey JE1 1BJ

United Kingdom

J.P. Morgan Partners (BHCA), L.P.**

c/o J.P. Morgan Partners, L.L.C.

270 Park Avenue

** See also supplemental information relating to the principal business office included in Exhibit 2 attached hereto.

New York, New York 10017

United States

J.P. Morgan Partners Global Investors, L.P.**

c/o J.P. Morgan Partners, L.L.C.

270 Park Avenue

New York, New York 10017

United States

J.P. Morgan Partners Global Investors (Cayman), L.P.**

c/o J.P. Morgan Partners, L.L.C.

270 Park Avenue

New York, New York 10017

United States

J.P. Morgan Partners Global Investors A, L.P.**

c/o J.P. Morgan Partners, L.L.C.

270 Park Avenue

New York, New York 10017

United States

J.P. Morgan Partners Global Investors (Cayman) II, L.P.**

c/o J.P. Morgan Partners, L.L.C.

270 Park Avenue

New York, New York 10017

United States

J.P. Morgan Partners Global Investors (Selldown), L.P.**

c/o J.P. Morgan Partners, L.L.C.

270 Park Avenue

New York, New York 10017

United States

J.P. Morgan Partners Global Investors (Selldown) II, L.P.**

c/o J.P. Morgan Partners, L.L.C.

270 Park Avenue

New York, New York 10017

United States

(c)	Citizenship The citizenship of each of the funds is as follows: Advent Private Equity Fund III “A” Limited Partnership (England); Advent Private Equity Fund III “B” Limited Partnership (England);

Advent Private Equity Fund III “C” Limited Partnership (England);

Advent Private Equity Fund III “D” Limited Partnership (England);

Advent Private Equity Fund III GMBH & CO KG. (Germany);

Advent Private Equity Fund III Affiliates (England);

Advent Management III Limited Partnership (Scotland);

Merlin Biosciences Fund Limited Partnership (Jersey);

Merlin Biosciences Fund GbR (Germany);

J.P. Morgan Partners (BHCA), L.P. (Delaware);

J.P. Morgan Partners Global Investors, L.P. (Delaware);

J.P. Morgan Partners Global Investors (Cayman), L.P. (Cayman Islands);

J.P. Morgan Partners Global Investors A, L.P. (Delaware);

J.P. Morgan Partners Global Investors (Cayman) II, L.P. (Cayman Islands);

J.P. Morgan Partners Global Investors (Selldown), L.P. (Delaware); and

J.P. Morgan Partners Global Investors (Selldown) II, L.P. (Delaware);

	(d)	Title of Class of Securities Common Stock, $0.001 par value
	(e)	CUSIP Number 29089Q 10 5

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Not applicable.

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 3,636,801 shares
	(b)	Percent of class: 14.25%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote Not applicable.
		(ii)	Shared power to vote or to direct the vote 3,636,801shares***
(iii)

Sole power to dispose or to direct the disposition of

Advent Private Equity Fund III “A” Limited Partnership owns 468,355 shares;

Advent Private Equity Fund III “B” Limited Partnership owns 229,497 shares;

Advent Private Equity Fund III “C” Limited Partnership owns 64,018 shares;

Advent Private Equity Fund III “D” Limited Partnership owns 125,921 shares;

Advent Private Equity Fund III GMBH & CO KG. owns 18,118 shares;

Advent Private Equity Fund III Affiliates owns 15,098 shares;

Advent Management III Limited Partnership owns 4,530 shares;

Merlin Biosciences Fund Limited Partnership owns 498,722 shares;

Merlin Biosciences Fund GbR owns 29,972 shares;

J.P. Morgan Partners (BHCA), L.P. owns 415,381 shares;

J.P. Morgan Partners Global Investors, L.P. owns 94,399 shares;

J.P. Morgan Partners Global Investors (Cayman), L.P. owns 47,652 shares;

J.P. Morgan Partners Global Investors A, L.P. owns 13,689 shares;

J.P. Morgan Partners Global Investors (Cayman) II, L.P. owns 5,320 shares;

J.P. Morgan Partners Global Investors (Selldown), L.P. owns 33,714 shares; and

J.P. Morgan Partners Global Investors (Selldown) II, L.P. owns 117,054 shares;

		(iv)	Shared power to dispose or to direct the disposition of None

*** All of the Reporting Persons and APAX WW Nominees LTD are party to a voting agreement with BioPharm, L.L.C., whereby the parties have agreed to vote all shares of such common stock owned by the parties in the same manner and to the same extent as BioPharm, L.L.C.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 8, 2007

ADVENT PRIVATE EQUITY FUND III “A” LIMITED PARTNERSHIP

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

ADVENT PRIVATE EQUITY FUND III “B” LIMITED PARTNERSHIP

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

ADVENT PRIVATE EQUITY FUND III “C” LIMITED PARTNERSHIP

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

ADVENT PRIVATE EQUITY FUND III “D” LIMITED PARTNERSHIP

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

ADVENT PRIVATE EQUITY FUND III GMBH & CO. KG

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

ADVENT PRIVATE EQUITY FUND III AFFILIATES

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

ADVENT MANAGEMENT III LIMITED PARTNERSHIP

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

MERLIN BIOSCIENCES FUND LIMITED PARTNERSHIP

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

MERLIN BIOSCIENCES FUND GBR

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

J.P. MORGAN PARTNERS (BHCA), L.P.

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

J.P. MORGAN PARTNERS GLOBAL INVESTORS, L.P.

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

J.P. MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN), L.P.

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

J.P. MORGAN PARTNERS GLOBAL INVESTORS A, L.P.

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

J.P. MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN) II, L.P.

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

J.P. MORGAN PARTNERS GLOBAL INVESTORS (SELLDOWN), L.P.

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact

J.P. MORGAN PARTNERS GLOBAL INVESTORS (SELLDOWN) II, L.P.

By:	/s/ Shahzad Malik
	Name:	Shahzad Malik
	Title:	Attorney-In-Fact